Exhibit 19.1

RESERVOIR MEDIA, INC.

SECURITIES TRADING POLICY.

I.	Purpose

To describe the standards concerning the handling of non-public information relating to Reservoir Media, Inc. and its subsidiaries (collectively, the “Company”) and the buying and selling of securities of the Company.

II.	Persons Affected and Prohibited Transactions

This securities trading policy (this “Policy”) applies to directors, executive officers, other officers and employees of the Company. Please note that the general prohibitions apply to all directors, officers and employees of the Company, while the restrictions set forth in Part V (blackout periods) and Part VI (pre-clearance) apply only to directors, executive officers and certain designated officers and employees. If you are unsure whether you are subject to the restrictions set forth in Part V or Part VI, please contact the Company’s General Counsel or his or her designee (the “Office of the General Counsel”).

The same restrictions described in this Policy also apply to your spouse, minor children and anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor and investment funds or other similar vehicles with which you are affiliated (collectively, “Related Persons”). You will be responsible for compliance with this Policy by your Related Persons.

For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of the Company’s stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of the Company’s securities, loans of the Company’s securities, hedging transactions involving or referencing the Company’s securities, contributions of the Company’s securities to a trust, sales of the Company’s stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options and trades in the Company’s stock made under an employee benefit plan, such as a 401(k) plan.

III.	Policy Statement

If a director, officer or employee has mate rial non-public information (as further discussed below) relating to the Company, it is the Company’s policy that neither that person nor any Related Person:

●	may effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described in Part VII below) or engage in any other action to take advantage of that information; or
●	may pass that information on to any person outside the Company or suggest or otherwise recommend that any such person outside the Company effect a transaction in securities of the Company or engage in any other action to take advantage of that information.

This Policy will continue to apply after termination of employment to the extent that a former director, officer or employee is in possession of material non-public information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.

This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:

●	the Company’s service providers, clients, songwriters or artists;
●	any entity with which the Company may be negotiating a major transaction or business combination; or
●	any entity as to which the Company has an indirect or direct control relationship or a designee on the board of directors.

No director, officer or employee may effect transactions in the securities of any such other company while in possession of material non-public information concerning such company that was obtained in the course of employment with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company, i.e., any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

●	projections of future earnings or losses or other guidance concerning earnings;
●	the fact that earnings are inconsistent with consensus expectations;
●	a pending or proposed merger, joint venture, acquisition or tender offer;
●	a significant sale of assets or the disposition of a subsidiary or business unit;
●	changes in dividend policies or the declaration of a stock split or the offering of additional securities;
●	changes in senior management or other key employees;
●	significant new products or services;

●	significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
●	impending bankruptcy or other financial liquidity problems;
●	changes in legislation affecting the Company’s business; and
●	the gain or loss of a substantial service provider, client, songwriter or artist.

20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, directors, officers and employees must not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the second (2nd) business day after the information is released. Thus, if information is released on a Monday, trading should not take place until Thursday. However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the next business day following the day of release.

Transactions under the Company’s Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below), it does apply to the sale of common stock received upon exercise. This Policy applies, however, to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option. This Policy also applies to the following elections under a 401(k) plan (if and when the Company makes the Company’s securities an investment alternative under the 401(k) plan):

●	increasing or decreasing periodic contributions allocated to the purchase of the Company’s securities;
●	intra-plan transfers of an existing balance in or out of the Company’s securities;
●	borrowing money against the account if the loan results in the liquidation of any portion of the Company’s securities; and
●	pre-paying a loan if the pre-payment results in allocation of the proceeds to the Company’s securities.

Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material non-public information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.

IV.	Additional Prohibited Transactions

Because the Company believes it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers and employees of the Company, and their Related Persons, are prohibited from engaging in any of the following activities with respect to securities of the Company:

●	Purchases of the Company’s stock of the Company on margin. Although you may pledge the Company’s securities as security for margin accounts, you are responsible for ensuring that foreclosure on any such account would not violate this Policy and you should be aware that sales of the Company’s securities could have securities law implications for you.
●	Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling the Company’s securities short. This Policy is simply expanding this prohibition to cover all employees.
●	Buying or selling puts, calls, options or other derivatives in respect of the Company’s securities.

Although the Company discourages speculative hedging transactions, the Company does permit long-term hedging transactions that are designed to protect an individual’s investment in the Company’s securities (i.e., the hedge must be for at least twelve months and relate to stock or options held by the individual). If you wish to engage in any such transaction, you must pre-clear it in accordance with the pre-clearance procedures described in Part VI below (even if you are not one of the persons otherwise required to submit your transaction in the Company’s securities for pre-clearance). Because these activities raise issues under federal securities laws, any person intending to engage in permitted hedging transactions is strongly urged to consult legal counsel.

V.	Blackout Periods—For Directors, Executive Officers and Certain Other Personnel with Access to the Company’s Financial Results

The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers, employees and other insiders are trading while aware of material non-public information, all directors, executive officers and certain other persons who are or may be expected to be aware of quarterly financial results of the Company will be subject to quarterly blackouts on trading.

The Company has established the following “blackout periods” in relation to the publication of its annual and quarterly results: (a) the period commencing two (2) weeks prior to the end of its fiscal year and ending on and including the second (2nd) trading day after public announcement of the Company’s annual financial results; (b) the period commencing two (2) weeks prior to the end of each of its fiscal quarters and ending on and including the second (2nd) trading day after public announcement of the Company’s financial results for such quarter; and (c) for directors and executive officers, to the extent and during the periods as the Office of the General Counsel may direct, including as re quire d by Section 306 of the Sarbanes-Oxley Act of 2002, as amended, or its implementing regulations.

During these blackout periods, all of the Company’s directors, officers, employees and other insiders, and their respective Related Persons, and any other person designated by the Office of the General Counsel are prohibited from effecting transactions in securities of the Company.

You should be aware that the blackout periods described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional blackout periods at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Persons subject to the blackout period restrictions will receive notice of any modification by the Company of the blackout period policy or of any additional prohibition on trading during a non-blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.

The Office of the General Counsel may, on a case-by-case basis, authorize effecting a transaction in the Company’s securities during a blackout period if the person who wishes to effect such a transaction (i) has, at least two (2) business days prior to the anticipated transaction date, notified the Company in writing of the circumstances and the amount and nature of the proposed transaction and (ii) has certified to the Company that he or she is not in possession of material nonpublic information concerning the Company.

See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.

VI.	Pre-Clearance of Securities Transactions

To provide assistance in preventing inadvertent violations of the law (which could result, for example, from failure by directors and officers subject to reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company is implementing the following procedure:

All transactions in securities of the Company by any of the Company’s directors, officers, employe es and other insiders, and their respective Related Persons, and any other person designated by the Office of the General Counsel must be pre -cleared with the Office of the General Counsel.

Persons subject to these restrictions should contact the Office of the General Counsel at least two (2) business days (or such shorter period as the Office of the General Counsel may determine) in advance and may not effect any transaction subject to the pre - clearance request unless given clearance to do so, which clearance , if granted, will be valid only for three (3) business days following the approval date. If a transaction for which clearance has been granted is not effected (i.e., the trade is not place d) within such three (3) busine ss day period, the transaction must again be pre -cleared.

To the extent that a material event or development affecting the Company remains non- public, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.

VII.	10b5-1 Plans.

The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of Rule 10b5-1 must be satisfied to avoid liability.

Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material non-public information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material non-public information and may not exercise any subsequent influence over how, when or whether to effect the transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the transactions. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material non-public information.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part V of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under Part V of this Policy.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Office of the General Counsel. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.

VIII.	Assistance

Any person who has any questions about this Policy or about specific transactions may contact the Office of the General Counsel. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and ask before acting if you are unsure.

Adopted and Effective: July 28, 2021

STATEMENT OF ACKNOWLEDGMENT

You are being furnished two copies of this Policy. If you are a director, officer or employee who is subject to the blackout and pre-clearance procedures described in Parts IV and V, respectively, of this Policy, please sign one copy below and return it to Reservoir Media, Inc. at 200 Varick Street, Suite 801, New York, New York 10014, Attention: Office of the General Counsel.

I have read and I understand Reservoir Media, Inc.’s Securities Trading Policy and agree to comply with all of its requirements. I understand that failure to do so can result in termination of employment, among other penalties.

Name:
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